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                                                                    Exhibit 99.1


CONTACT
Ben Gibson
Vice President, Corporate Marketing
Proxim Corporation
(408) 542-5200

Michael Angel
Chief Financial Officer
Proxim Corporation
(408) 542-5200


COURT DENIES PROXIM'S EQUITABLE DEFENSES IN PATENT SUIT; POST TRIAL MOTION PHASE TO COMMENCE

SUNNYVALE, Calif., July 29, 2004 -- Proxim Corporation (Nasdaq: PROX) today announced that the court has denied Proxim's equitable defenses in Symbol Technologies, Inc.'s patent suit with Proxim before the U.S. District Court for the District of Delaware. The court further determined that the jury's award of a 6% royalty on Proxim's sales of these products from 1995 through September 2003, plus prejudgment interest, results in an award of damages to Symbol of $25.9 million. Proxim is not enjoined from continued sales of these products and the court denied Symbol's request that it impose a court ordered royalty on future sale of these products by Proxim.

Proxim has fully accrued for the amount awarded in its financial statements since the date of the initial jury award in September 2003. Accordingly, this decision will not result in any change to its financial statements. Furthermore, Proxim does not anticipate that it will incur any immediate financial obligation to Symbol as a result of this decision, pending completion of all related proceedings, including post trial motions on this matter. Proxim intends to vigorously defend itself in this litigation and to consider all available options after the conclusion of all matters before the court.

About Proxim

Proxim Corporation is a global leader in wireless networking equipment for Wi-Fi and broadband wireless networks. The company is providing its enterprise and service provider customers with wireless solutions for the mobile enterprise, security and surveillance, last mile access, voice and data backhaul, public hot spots, and metropolitan area networks. This press release and more information about Proxim can be found on the Web at www.proxim.com.

Safe Harbor

This press release includes forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated in the forward-looking statements. Forward-looking statements include, but are not limited to, Proxim's current estimates of potential royalty payments in connection with sales of its products and the outcome of any proceedings before the court, as well as any appeal. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the possibility that any required royalty payments exceed current estimates, the potential that the court could enjoin Proxim's future sale of the products; Proxim's ability to make any required royalty payments and Proxim's ability to maintain its current debt and credit facilities, as well as obtain access to additional capital, if required, from these or other sources. For additional information regarding risks relating to Proxim's business, see Proxim Corporation's Form 10-K for the year ended December 31, 2003, Form 10-Q for the quarter ended April 2, 2004, and Current Reports on Form 8-K and other relevant materials filed by Proxim with the SEC.